EXHIBIT 10.3

CONSULTING AGREEMENT DATED JUNE 6, 2008

June 6, 2008

Gordon Beckstead
Chairman
V2K International, Inc
13949 West Colfax Avenue
Suite 250
Lakewood, Colorado  80401

Re:           V2K Business Assessment and Marketing Strategy

Dear Gordon,

This letter will serve as the definitive agreement for the Business Assessment and Marketing Strategy to be developed by Growth Management Partners LLC d/b/a Amerivon Retail Consulting (“ARC”) in conjunction with the Reliable Retail Results Proposal dated March 17, 2008 and executed by V2K and Amerivon.

We at ARC are very impressed with the V2K concept and look forward to working with your team to develop and execute a go-to-market strategy to grow V2K’s business and shareholder value. This letter provides a detailed description of our work plan and the deliverables for the engagement.  We look forward to discussing it with you and beginning our work together.

Overview

ARC will focus its efforts on two fronts:  an initial Business Assessment followed by a thorough development of a Marketing Plan.  The Marketing Plan will cover all aspects of the company’s sales and marketing strategy with a particular focus on two major go-to-market issues:

1.
Using kiosks inside of major retailers to generate sales leads.  It is our understanding that V2K has a successful sales model with a very high closing rate for new sales prospects.  Our goal will be to evaluate how an in-store kiosk could successfully be deployed to generate more leads.  We will be working with the company to evaluate and adjust the pilot kiosk program being launched in two Sam’s Club locations in April 2008.

2.
Using a dealer network to complement the existing franchise model.  V2K currently uses a franchise model as it primary sales force.  We understand that this choice was partially driven by limited access to capital during the company’s start-up phase.  ARC will explore whether or not a dealer model with company owned stores and direct employees may provide better control and margins.

The above will represent Phase l of our work with V2K.  ARC would also like to evaluate the company’s sourcing and supply chain strategies, especially the products that are sourced from China and Mexico.  We would also like to evaluate several technology issues (on-line selling, call centers, and technology licensing) as well as product line extensions and alliances (paints, floor coverings, accessories, etc).  We will collect data on these issues in the course of our work in Phase 1, but a full evaluation of these issues will be undertaken in a Phase II engagement at the direction of V2K.

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Approach

As outlined in our March 17th Reliable Retail Results letter, ARC will provide an assessment of V2K’s current business and will develop a complete marketing strategy in Phase l.  The key deliverables for this Phase I plan will include:

1.	Current business and market assessment, including:

a.	Review the size of the window treatment market and industry trends. We will focus on the US market, but will include international data where available.

b.	Develop a SWOT analysis for V2K’s current business.
i.	Strengths:
1.	Technology
2.	Sales process
3.	Backend process management
4.	Sam’s club kiosk test
ii.	Weaknesses:
1.	Lead generation
2.	Brand awareness
3.	Branding strategies
iii.	Opportunities:
1.	Increase market penetration and geographic coverage
2.	Improve control and margins
3.	Partner with selected retailers
4.	Improve efficiency of sourcing and manufacturing
5.	Add related product lines such as paint and floor coverings through alliances, expand license technology, develop an on-line platform
iv.	Threats:
1.	Low brand awareness
2.	Capital requirements to increase market penetration and geographic coverage
3.	Margin pressure from changes in foreign currency exchange rates which in turn increases sourcing costs
4.	Competition

c.	Analysis of the competitive landscape.
i.	Evaluate competitors such as Hunter Douglas, who have catalogue and on-line businesses, as well as alliances with selected retailers such as Costco.
ii.	Evaluate regional competitors such as Eddie Z’s who have their own stores or sales models.
iii.	Evaluate existing retailer initiatives such as the Hunter Douglas in-store kiosk program with Costco.
iv.	Evaluate the V2K/Sam’s club pilot.

2.	Marketing Strategy

a.	Evaluate the current franchise model.
i.	Review strengths (franchising income, low capital requirements, high quality sales personnel) and weaknesses (less control, lower margins).
ii.	Identify opportunities to improve control, efficiencies, profitability

b.	Evaluate a potential dealer model with company owned stores and direct employees.
i.	Identify requirements to establish dealer network: store logistics, technology, staff and compensation.
ii.	Develop store geography and location strategy, including number of stores and expansion planning.
iii.	Evaluate costs, benefits, and ROI of a direct dealer model.
iv.	Evaluate a mixed model of franchise and direct dealers.

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c.	Evaluate the current in-store kiosk strategy
i.	Review the objectives of kiosk: awareness, lead generation, product information and demonstration, and sales leads.
ii.	Evaluate kiosk execution issues: design, user experience and time, cost, maintenance.
iii.	Look at current and future channel partners. Which retailers are the best strategic fit (Costco, Loews, JC Penny, etc)
iv.	Review the retailer value proposition and benefits: providing new services and revenues such as the ability to sell custom window treatments.
v.	Review the kiosk fulfillment plan: lead capture and distribution, payment processing, accounting, customer service, and issue resolution

Work Plan

In order to provide the foregoing deliverables, we propose the following work plan:

1.	Current business and market assessment.

a.	Project start-up meeting with V2K management.
i.	Review and finalize project objectives
ii.	Appoint V2K project team members: team leader/sponsor; finance; franchisee contact; customer contact; Sam’s Club contact.

b.	Determine the market size and review trends.
i.	Review data from V2K and ARC sources to determine size of window treatment market, trends, competitors, and issues. Focus on the US, but collect international data where available.
ii.	Interview V2K executives and franchises to capture their views on these issues

c.	Identify competitors and evaluate their models
i.	Identify key competitors such as Hunter Douglas and regional companies such as Eddie Z’s, etc.
ii.
Evaluate the competitor models: product and service offerings, pricing, sales channels (company stores, franchisees, catalogue, on-line, in-store kiosk), retail partners, sourcing, profitability, strengths and weaknesses. In particular, evaluate the Hunter Douglas kiosks in Costco (objectives, functions, customer experience, benefits, operations issues, cost, and ROI).

d.	Evaluate the current franchise model
i.	Interview V2K franchisees and V2K management.
ii.
Identify strengths and weaknesses of V2K franchise model: franchise cost and fees, technology, products, training and sales support, leads, in-home selling experience, average sale size, backend operations and fulfillment.

iii.	Identify opportunities for improvement ( i.e. leads, control, new products such as paints)
iv.	Evaluate financials: franchise fees and income; revenue growth; margins.

e.	Evaluate consumer experience
i.	Interview V2K consumers
ii.	Determine how consumers became aware of V2K and contacted company.
iii.	Determine awareness and perception of V2K versus competitors.
iv.	Evaluate consumer response to brand name.
v.	Evaluate in-home shopping, buying and fulfillment experience.
vi.	Identify trends (in-store shopping, on-line shopping), opportunities for improvement, and growth (new products, etc)

f.	Evaluate Sam’s Club pilot.
i.	Interview V2K and Sam’s Club management.
ii.	Review the objectives of the kiosk, operations issues, benefits, cost, ROI

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iii.	Interview consumers (buyers and aware non-buyers). Focus on awareness, kiosk usage experience, leads generated, if purchased why, if not purchased why not, strengths and opportunities for improvement.

ARC will summarize the findings of Market and Business Assessment and will conduct management workshops to and present the findings.  The workshops will cover:
•	SWOT analysis of current business
•	Competitive landscape
•	Evaluation of existing retailer initiatives: Hunter Douglas Costco kiosk program; V2K Sam’s Program
•	Key issues to be resolved in developing the Marketing Strategy

We estimate that the Market and Current Business Assessment phase will take 4 to 6 weeks to complete, depending on the availability of data and people to be interviewed.

2.	Marketing Strategy

a.	Evaluate dealer model
i.	Evaluate competitors models: Hunter Douglas, Eddie Z’s and others
ii.	Develop elements of dealer model
iii.	Store costs: rent, technology (kiosks, other),fixtures and display, product/sample inventory
iv.	Staffing: skills sets (sales people, designer, other); compensation(hourly base, commissions)
v.	Headquarters team: management, operations, technology, sourcing, finance
vi.	Number and location of stores with a roll out plan
vii.	Costs and ROI

b.	Compare franchise and dealer models
i.	Strengths, weaknesses and benefits of each model
ii.	Cost and ROI of each model
iii.	Evaluate a mix of franchise and dealer stores

c.	Evaluate and further refine the in-store kiosk strategy
i.	Summarize findings of Hunter Douglas Costco kiosk program and V2K Sam’s test.
ii.	Determine the objectives of the kiosk: to increase awareness, generate leads, provide information and demonstrate the product.
iii.	Further develop design and user interface/experience. Determine operating and maintenance issues.
iv.	Determine fulfillment issues: lead and order management; payment and accounting; customer service
v.	Develop retailer proposition: benefits ( new revenue due to ability to offer custom window treatments, etc); terms; cost and ROI to retailer
vi.	Determine which retailers would be best strategic partners and priority ( Sam’s/Wal-Mart; Costco; JC Penny, Loews, Bed Bath and Beyond, etc)
vii.	Determine cost and ROI to V2K

We will summarize the findings of the Marketing Strategy plan and will hold meetings with V2K management to present the results.  We will make recommendations regarding:
•	Franchise model versus dealer strategy, or mix of both
•	In-store kiosk strategy, including retail partners, proposition, and execution issues
•	Opportunities to improve current business model
•	Priorities, timing, capital requirements, and ROI

We will identify several issues for a Phase ll engagement such as: sourcing and supply chain issues; technology issues (on-line platform, licensing), and international expansion.

We estimate that the Marketing Strategy plan will require 4 to 6 weeks to develop. We believe we can begin some elements of the Marketing Strategy plan toward the end of the Market and Business Assessment phase.

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Consequently, the total time for the completion of Phase l is estimated at 8 to 10 weeks.  This estimate is dependent upon the availability of data and people to be interviewed.   As requested by V2K, ARC will use its best efforts to complete Phase I as quickly as possible, while delivering a quality report.

ARC Team

The ARC team will be led by Elizabeth Harrington, President of Amerivon Retail Consulting. Elizabeth is a former Partner of PricewaterhouseCoopers retail practice. Her clients have included Wal-Mart/Sam’s, JC Penny, Home Depot, Sears, and other companies relevant to V2K. She is also experienced in kiosk selling systems and dealer versus franchise network development from her work with Kodak, their digital film kiosks, and Kodak Express Stores. Elizabeth will be supported by Scott DeRuyter, a manager in our consulting practice with extensive experience in retail kiosk technology and business strategy.

Compensation

Our professional fees for the development of the Business Assessment and Go-to-Market Strategy will be $200,000 USD. Our out-of-pocket expenses for travel have been budgeted at $25,000 USD.  All expenses will be supported with receipts. The fees and expenses have been withheld out of the $1.6 Million USD Bridge Loan to be provided by Amerivon Investments LLC. 50% of our fee will be earned upon commencement of our work and the balance will be deemed earned on a progress basis as we work through the engagement.  Additional expenses may be required for consumer research. If so, we will discuss these with you and recommend a third party supplier, and provide an estimate for your approval in advance.

Business Continuation Services

1.	Our business continuation services will include the following:
a.	Review, advise, and revise your business plan to maximize your funding opportunities for high net worth and institutional investors such as venture capital firms, PIPE funds, and private equity funds.
b.	Advise and represent you in approaching prospective asset based and cash flow lenders.

2.	Our fees for these services will be:
a.
An upfront payment of $80,000, which is included in the $305,000 Consulting Agreement fee provided in Section 2.3(a) of the Bridge Loan Agreement, dated as of June 6, 2008, by and between you and Amerivon Investments LLC;

b.
7% of the committed equity or convertible debt securities funding amount from capital sources introduced to you by us or any of our affiliates during the term of our business continuation services arrangement;

c.	3% of the committed credit extended to you by any lender introduced to you by us or any of our affiliates during the term of our business continuation services arrangement;
d.
10% warrant coverage of equity or convertible debt securities for which we receive the cash fee in paragraph 2(b) above, with an exercise price at the valuation of V2K determined by such securities with an exercise period of five years.  These warrants may be exercised using the cashless exercise method;

e.
3% warrant coverage of warrants or equity issued to a lender for which we receive the cash fee in paragraph 2(c) above, with an exercise price at the valuation of V2K determined by such securities with an exercise period of five years.  These warrants may be exercised using the cashless exercise method;

f.	You will reimburse us for all of our reasonable out-of-pocket expenses associated with these services; and
g.
We will not receive any fees for funds provided by Vision Capital or any of its controlled affiliates.  However, we will be entitled to the cash fees and warrant coverage with respect to the issuance and sale of the Series B preferred stock, except for shares purchased by Vision Capital or any of its controlled affiliates.

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3.
The term of our business continuation services will be for 180 days, with automatic three-month renewals unless either of us give written notice to the other of the election not to renew at least thirty days prior to the expiration of the initial or any renewal term.  You will pay our fees for any funding received by V2K during the six months following the termination of our business continuation services.

We look forward to finalizing this agreement and beginning our work with V2K.

Best Regards,

AMERIVON HOLDINGS LLC

By:    /s/ Tod M. Turley
Tod M. Turley, Chairman and
Chief Executive Officer

Agreed and acknowledged this 6th day of June, 2008.

V2K International, Inc.

By:           /s/ Victor J. Yosha

Name:     Victor J. Yosha

Title:     Chief Executive Officer